Exhibit 99.1(cc)

MUTUAL OF AMERICA INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY TO THE CHARTER

Mutual of America Investment Corporation, a Maryland corporation and a registered open-end investment company under the Investment Company Act of 1940 (the Corporation), with its principal office c/o Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland  21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Prior to the date hereof, the total number of shares of capital stock of all classes that the Corporation had authority to issue is five billion (5,000,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of fifty million dollars ($50,000,000).  Effective on the date hereof, the total number of shares of capital stock of all classes that the Corporation has authority to issue is six billion (6,000,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of sixty million dollars ($60,000,000).  This increase in the total number of authorized shares of capital stock has been approved by the Board of Directors under Section 2-105(c) of the Corporations and Associations Articles of the Maryland Code.

SECOND:  Pursuant to the authority vested in the Board of Directors of the Corporation by Sections 5.1 and 5.2 of the Articles of Incorporation of the Corporation (“Articles”) and a resolution duly adopted by the Board of Directors at its meeting on February 23, 2012, the following new class of shares has been created: 2050 Retirement Fund.

This class of shares is in addition to the following existing classes of shares that have been previously authorized by the Board of Directors under Sections 5.1 and 5.2 of the Corporation’s Articles of Incorporation: Equity Index Fund, All America Fund, Small Cap Value Fund, Small Cap Growth Fund, Mid Cap Value Fund, Mid-Cap Equity Index Fund, Composite Fund, International Fund, Money Market Fund, Mid-Term Bond Fund, Bond Fund, Retirement Income Fund, 2010 Retirement Fund, 2015 Retirement Fund, 2020 Retirement Fund, 2025 Retirement Fund, 2030 Retirement Fund, 2035 Retirement Fund, 2040 Retirement Fund, 2045 Retirement Fund, Conservative Allocation Fund, Moderate Allocation Fund and Aggressive Allocation Fund.

THIRD:  Pursuant to the authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles and a resolution duly adopted by the Board of Directors at its meeting on February 23, 2012, the authorized shares allocated to the 2050 Retirement Fund are initially set in the following amount:

2050 Retirement Fund:  100,000,000

The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

FOURTH:  Pursuant to the authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles and a resolution duly adopted by the Board of Directors at its meeting on February 23, 2012, the authorized shares allocated to the following class of shares of the Corporation are:

Fund	Previous Allocation	Allocation Increase	Total Shares Allocated
International Fund	125,000,000	75,000,000	200,000,000

Allocations for all other classes not shown remain unchanged.  The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation’s name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: February 24, 2012	MUTUAL OF AMERICA
INVESTMENT CORPORATION
Attest:

/s/ Thomas L. Martin	/s/ John R. Greed
Thomas L. Martin	John R. Greed
Secretary	President, Chairman and CEO